Exhibit 99.1

UNIGENE’S PROPRIETARY PEPTELLIGENCE™ PLATFORM SELECTED BY STEALTH PEPTIDES FOR AN ORAL PHASE 1 CLINICAL STUDY

-Unigene signs Clinical Manufacturing Services Agreement with Stealth Peptides following successful outcome of feasibility studies-
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MARCH 5, 2012 – BOONTON, N.J. -- Unigene Laboratories, Inc. (OTCBB: UGNE), today announced that the Company signed a Clinical Manufacturing Services Agreement with Stealth Peptides Inc. (Stealth).  Unigene will use its validated, proprietary Peptelligence™ platform as part of the agreement to support Phase 1 clinical plans for one of Stealth’s investigational drug candidates.  Stealth’s Phase 1 clinical study is expected to begin later this year.

Stealth recently commenced an oral feasibility study for its pipeline candidate in August 2011.  After analyzing the data produced using Unigene’s oral delivery technology relative to competitive technologies, Stealth chose to move forward into a clinical evaluation with the Peptelligence™ platform.

No financial terms from the agreement were disclosed.

Gregory Mayes, Unigene’s Chief Business Officer, stated, “We are very pleased our validated oral delivery and manufacturing technology platforms were chosen by Stealth to advance its therapeutic candidate into an oral Phase 1 clinical study and look forward to supporting that work this year as well as longer term.  Our goal is to continue this momentum as we further exploit the potential of Unigene’s Peptelligence™ platform by providing proprietary solutions to the development strategies of our partners.  Our successful, ongoing collaboration with Stealth epitomizes the value of Unigene’s Peptelligence™ platform in the development of novel classes of oral peptide therapeutics.  This is the second clinical manufacturing services agreement we have executed since launching our Biotechnologies SBU just a little over a year ago.  We are making tremendous progress and fully expect we will continue to add additional feasibility studies to our fast growing portfolio over the course of this year.  We are confident we will convert at least one feasibility study into a definitive licensing agreement within the next 6-9 months.”

Travis Wilson, CEO of Stealth, commented, “Unigene has been instrumental in providing its unique technologies to our pipeline compounds and opening up additional areas of clinical development.  Both scientifically, via its Peptelligence™ platform, and strategically, given its depth of knowledge and experience, Unigene is becoming the leader in oral peptide formulation development strategies.  Based on the success of our feasibility studies, we look forward to a successful Phase I study for our novel clinical candidate, which could offer a potential breakthrough in the treatment of chronic diseases with unmet needs.”

About Stealth Peptides

Stealth Peptides Inc. is a privately held biopharmaceutical company developing innovative therapies for diseases with unmet medical needs.  Stealth has a rich and promising pipeline of preclinical and clinical compounds.  Published, peer-reviewed data for these compounds suggest significant in vitro and in vivo efficacy for a variety of disorders. More information regarding Stealth is available at www.stealthpeptides.com.

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform.  Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence.  Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to whether: Tarsa’s efforts to seek FDA approval for OSTORA, including the possible timing of an NDA submission in the second half of 2012; Tarsa’s use of the proceeds from its convertible promissory note and warrant financing; OSTORA’s potential to become the first orally delivered peptide approved by the FDA; approval (if any) of OSTORA will further validate the Company’s oral peptide drug delivery technology platform; the Company’s investment in Tarsa will provide a meaningful return to Unigene that will ultimately benefit out stockholders; the Note acquired from Tarsa will be converted, accelerated and/or extended’ the Warrant acquired from Tarsa will be exercised or adjusted; the Company will maintain a 20% stake in Tarsa or such stake will be subject to liquidation or dilution; the Company will receive any sales-related milestone payments and royalties on worldwide sales.  We have based these forward-looking statements on our current expectations and projections about future events, including our cash flow projections. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com  / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.